CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our reports each dated January 17, 1997 on the financial statements and financial highlights of Vontobel International Equity Fund (formerly Vontobel EuroPacific Fund), Vontobel U.S. Value Fund, Vontobel International Bond Fund and Vontobel Eastern European Equity Fund, each a series of shares of Vontobel Funds, Inc. (formerly "The World
Funds, Inc.")

Such financial statements and financial highlights appear in the 1996 Annual Reports to Shareholders which are incorporated by reference in the Prospectus filed in Post-Effective Amendment Number 34 to the Registration Statement on Form N-1A of Vontobel Funds, Inc. We also consent to the references to our Firm in such Registration Statement and Prospectus.

Tait, Weller & Baker
TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
June 2, 1997

210911.1